Exhibit 99.1

June 25, 2010

David Brandon named to DTE Energy board of directors

DETROIT – David Brandon today was named to the DTE Energy board of directors.

Until earlier this year, Brandon, 58, was chairman and CEO of Domino’s Pizza, a position he assumed in 1999. In January, he was named athletic director at the University of Michigan. Brandon continues to serve as non-executive chairman at Domino’s, a role that includes serving on the board of directors but does not require day-to-day responsibilities with the company.

Brandon formerly was chairman, president and CEO of Valassis Communications Inc. of Livonia. In his 20 years at the marketing and sales promotion firm, the company grew from a family-owned business with 75 employees and $30 million in sales to a publicly traded industry leader with 1,300 employees and a total enterprise value exceeding $2 billion.

“Dave is a great businessman and civic leader. He will be a valuable addition to our board because of his proven track record with successful corporations, board experience, leadership in the southeastern Michigan community and his long history with one of our nation’s most respected universities,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We look forward to his contributions.”

Brandon earned a Bachelor of Arts degree in education and teaching certificate from U-M in 1974. He has honorary doctoral degrees from Walsh College, Schoolcraft College, Lawrence Technological University, Cleary College, Albion College, Davenport University and Central Michigan University, where he served as a trustee from 1994-98.

Among his many civic activities, Brandon served an eight-year term on the U-M board of regents in 1998 and served as chairman of the board of Business Leaders for Michigan during its transition from Detroit Renaissance. Brandon also serves on the boards for TJX Companies Inc., Burger King Holdings Inc. and Kaydon Corp.

DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at dteenergy.com and at twitter.com/dte_energy.

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For further information, members of the media may contact:

Len Singer, (313) 235-8809

Scott Simons, (313) 235-8808